Exhibit 5.1/23.1

Document is copied.

DIETERICH & MAZAREI LETTERHEAD

March 18, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

RE: LITEWAVE CORP.

Ladies and Gentlemen:

This office represents LITEWAVE Corp., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 4,750,000 shares of the Registrant's Common Stock which will be issued to Jean LaFleur for services pursuant to a Consulting Agreement between the Registrant and Mr. LaFleur (the "Shares").

In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Very truly yours,

/s/ Christopher H. Dieterich
Christopher H. Dieterich
Dieterich & Mazarei